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                                                                Exhibit 5.1


                [Kronish, Lieb, Weiner & Hellman LLP letterhead]


                                                                 May 1, 1997

Intermedia Communications Inc.
3625 Queen Palm Drive
Tampa, Florida  33619

Ladies and Gentlemen:

     We have acted as counsel to Intermedia Communications Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-4 (File No. 333-23377) (the "Registration Statement"), filed pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the Company's proposed offer to exchange (the "Exchange Offer") 13 1/2% Series B Redeemable Exchangeable Preferred Stock due 2009 of the Company (the "Series B Preferred Stock") for any and all outstanding 13 1/2% Series A Redeemable Exchangeable Preferred Stock due 2009 of the Company (the "Series A Preferred Stock"). The shares of Series A Preferred Stock were issued and sold on March 7, 1997, in a transaction exempt from registration under the Securities Act in reliance upon Rule 144A and Section 4(2) of the Securities Act. The shares of Series A Preferred Stock and Series B Preferred Stock are governed by the Certificate of Designation of Voting Power, Designation Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions filed with the Secretary of State of the State of Delaware on March 6, 1997 (the "Certificate of Designation").

     In that connection, we have reviewed the Certificate of Designation, the Registration Statement and such other documents and instruments as we have deemed appropriate. In such review, we have assumed the genuineness of all signatures, the authenticity of all documents submitted as originals and the conformity to the original documents of all documents submitted to us as copies.

     On the basis of such review, and having regard to such legal considerations as we have deemed relevant, it is our opinion that the shares of Series B Preferred Stock have been duly and validly authorized for issuance by the Company and, when issued in accordance with the terms of the Exchange Offer and the Certificate of Designation, will be duly and validly issued, fully paid and nonassessable.

     We are members of the Bar of the State of New York and do not purport to be experts or give any opinion except as to matters involving the laws of such State, the general corporation laws of the State of Delaware and the federal laws of the United States.

     We hereby consent to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement.



                                    Very truly yours,

                                    /s/ KRONISH, LIEB, WEINER & HELLMAN LLP
                                    _______________________________________

                                      Kronish, Lieb, Weiner & Hellman LLP